Exhibit j

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 9 to the Registration Statement of Kopp Funds, Inc. on Form N-1A (“Registration Statement”) of our report dated December 19, 2003, relating to the financial statements and financial highlights, which appears in the Annual Report to Shareholders of General Securities, Incorporated for the fiscal year ended November 30, 2003, both of which are incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota

August 12, 2004